                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                              --------------------

                                 SCHEDULE 14D-9
                               (Amendment No. 1)

                SOLICITATION/RECOMMENDATION STATEMENT PURSUANT TO
             SECTION 14(d)(4) OF THE SECURITIES EXCHANGE ACT OF 1934



                              ANGELES PARTNERS XII
                            (Name of Subject Company)

                              ANGELES PARTNERS XII
                       (Name of Persons Filing Statement)


                      UNITS OF LIMITED PARTNERSHIP INTEREST
                         (Title of Class of Securities)

                                      NONE
                      (CUSIP Number of Class of Securities)

                                 PATRICK J. FOYE
                   APARTMENT INVESTMENT AND MANAGEMENT COMPANY
                     1873 SOUTH BELLAIRE STREET, 17TH FLOOR
                             DENVER, COLORADO 80222
                                 (303) 757-8101
   (Name, Address and Telephone Number of Person Authorized to Receive Notice and Communications on Behalf of the Person(s) Filing Statement)


                                    COPY TO:

                              Jonathan L. Friedman
                    Skadden, Arps, Slate, Meagher & Flom LLP
                       300 South Grand Avenue, 34th Floor
                          Los Angeles, California 90071
                                 (213) 687-5000



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ITEM 1.           SECURITY AND SUBJECT COMPANY.

                  This Statement relates to units of limited partnership interest of Angeles Partners XII, a California limited partnership (the "Partnership"), with its business address located at 1873 South Bellaire Street, 17th Floor, Denver, Colorado 80222.

ITEM 2.           TENDER OFFER OF THE BIDDER

                  This Statement relates to a tender offer for units of the Partnership by ERP Operating Partnership, an Illinois limited partnership with its business addresses located at Two North Riverside Plaza Chicago, Illinois 60606.

ITEM 3.           IDENTITY AND BACKGROUND

         (a) The name and business address of the Partnership, which is the person filing this Statement, are set forth in Item 1 above.

         (b)      Not applicable.

ITEM 4.           THE SOLICITATION OR RECOMMENDATION.

         (a), (b) The information in AIMCO Properties, L.P.'s Offer to Purchase (the "Offer to Purchase"), dated August 19, 1999, and Letter to Limited Partners, dated September 7, 1999, is incorporated herein by reference. The Offer to Purchase was included as Exhibit (a)(2) to the original
         Schedule 14D-9 and the Letter to Limited Partners, dated September 7, 1999, is included as Exhibit (a)(5) herein.

ITEM 5.           PERSONS RETAINED, EMPLOYED OR TO BE COMPENSATED.

                  Not applicable.

ITEM 6.           RECENT TRANSACTIONS AND INTENT WITH RESPECT TO SECURITIES.

         (a) The information set forth in the Offer to Purchase under "The Offer -- Section 9. Background and Reasons for the Offer -- Comparison of Considerations to Alternative Consideration -- Prior Tender Offer" and


                                        2

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                  "The Offer -- Section 13. Certain Information Concerning Your
                  Partnership-- Beneficial Ownership of Interests in Your Partnership" is incorporated herein by reference.

         (b) Units held by AIMCO Properties, L.P. or its affiliates will not be tendered.

ITEM 7.           CERTAIN NEGOTIATIONS AND TRANSACTIONS BY THE
                  SUBJECT COMPANY.

         (a) -  (b)        Not applicable.

ITEM 8.           ADDITIONAL INFORMATION TO BE FURNISHED.

                  The Offer to Purchase and AIMCO Properties, L.P.'s Supplement to the Offer to Purchase, dated September 7, 1999 (the "Supplement"), are incorporated herein by reference. The Supplement is included as Exhibit (a)(4) hereto.

ITEM 9.           MATERIAL TO BE FILED AS EXHIBITS

         (a)(1) Letter to Limited Partners, dated August 19, 1999 (Previously filed).

         (a)(2) Offer to Purchase, dated August 19, 1999 (Exhibit (a)(1) to the Schedule 14D-1 of AIMCO Properties, L.P., dated August 19, 1999, is incorporated herein by reference).

         (a)(3) Letter of Transmittal (Exhibit (a)(2) to Amendment No. 1 to the Schedule 14D-1 of AIMCO Properties, L.P. is incorporated herein by reference).

         (a)(4) Supplement to Offer to Purchase, dated September 7, 1999 (Exhibit (a)(4) to Amendment No. 1 to the Schedule 14D-1 of AIMCO Proper ties, L.P., incorporated is herein by reference).

         (a)(5)   Letter to Limited Partners, dated September 7, 1999.

         (b)      Not Applicable.

         (c)      Not Applicable.

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                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  September 7, 1999

                                        ANGELES PARTNERS XII
                                        a California limited partnership


                                        By:      ANGELES REALTY CORPORATION II
                                                 its General Partner


                                        By:      /s/ Patrick J. Foye
                                                 -------------------------------
                                                 Patrick J. Foye
                                                 Executive Vice President



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                                 EXHIBIT INDEX


  EXHIBIT
  NUMBER                        DESCRIPTION
  -------                       -----------
    (a)(1)        Letter to Limited Partners, dated August 19, 1999 (Previously filed).

    (a)(2) Offer to Purchase, dated August 19, 1999 (Exhibit (a)(1) to the Schedule 14D-1 of AIMCO Properties, L.P., dated August 19,
                  1999, is incorporated herein by reference).

    (a)(3) Letter of Transmittal (Exhibit (a)(2) to Amendment No. 1 to the Schedule 14D-1 of AIMCO Properties, L.P. is incorporated herein by reference).

    (a)(4)        Supplement to Offer to Purchase, dated September 7, 1999
                  (Exhibit (a)(4) to Amendment No. 1 to the Schedule 14D-1 of
                  AIMCO Proper ties, L.P., incorporated is herein by reference).

    (a)(5)        Letter to Limited Partners, dated September 7, 1999.

    (b)           Not Applicable.

    (c)           Not Applicable.